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                                                                       EXHIBIT 8

                                               , 1995
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THE FOLLOWING OPINION IS INTENDED TO BE RENDERED UPON THE CLOSING OF THE
TRANSACTION DESCRIBED THEREIN IN SUBSTANTIALLY THE FORM PRESENTED, ASSUMING NO CHANGES IN THE FACTS OR THE LAW UPON WHICH SUCH OPINION IS BASED, AND SUBJECT TO RECEIPT, REVIEW AND APPROVAL OF FINAL DOCUMENTS

Fifth Third Bancorp
38 Fountain Square Plaza
Cincinnati, Ohio  45263

Bank of Naples
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Dear Sirs:

As counsel for Fifth Third Bancorp, we have been requested to render our opinion with respect to certain Federal income tax consequences of the exchange of Common Stock (the "Exchange") of Bank of Naples ("Naples") for that of Fifth Third Bancorp ("Fifth Third") and the subsequent merger of Fifth Third Trust Co. & Savings Bank, F.S.B., into Naples, as more fully described in the Affiliation Agreement dated as of April 4, 1995, between Fifth Third and Naples and the Plan and Agreement of Merger dated as of April 4, 1995, between Fifth Third and Naples.

We have reviewed the terms of the proposed transaction as set forth in the Affiliation Agreement and the Plan and Agreement of Merger and have received representations from certain executive officers of Fifth Third and Naples relating to various factual matters relevant to the opinions expressed herein. Our opinion is based on the Affiliation Agreement and the Plan and Agreement of Merger, the facts set forth in such representations and on our analysis of the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service Rulings, and judicial decisions interpreting the Code as in effect on the date hereof. We have not independently verified the factual matters set forth in the representations.

Based upon and subject to the foregoing, our opinion is as follows:

       1. The exchange of Common Stock of Naples for that of Fifth Third will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and, for purposes thereof, Fifth Third and Naples will each qualify as a "party to a reorganization" within the meaning of Section 368(b) of the Code;

       2. No gain or loss will be recognized by Naples as a consequence of the merger;

       3. No gain or loss will be recognized by Fifth Third on the receipt by Fifth Third of substantially all the assets of Naples and the assumption by Fifth Third of Naples' liabilities;


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       4.     No gain or loss will be recognized by the shareholders of Naples who receive solely Fifth Third Common Stock in exchange for shares of Naples Common Stock pursuant to the Plan and Agreement of Merger (disregarding for this purpose any cash received for fractional share interest to which they may be entitled);

       5. The tax basis of Fifth Third Common Stock including any fractional share received by Naples shareholders in the merger will be, in each instance, the same as the federal income tax basis of the Naples Common Stock surrendered in exchange therefor decreased by the amount of any cash received in lieu of a fractional share interest and increased by the amount of cash received that was treated as a dividend (if any);

       6. The holding period of Fifth Third Common Stock (including any fractional share) received by a Naples shareholder will include, in each case, the period during which the Naples Common Stock surrendered in exchange therefor was held, provided that he Naples Common Stock was held as a capital asset by such shareholder on the date of the exchange; and

       7. Holders of Naples Common Stock who receive cash in lieu of fractional shares of Fifth Third Common Stock will be treated as having received such fraction share of Fifth Third Common Stock and then as having received such cash in redemption of such fractional share subject to the provisions of Section 302 of the Code.

We consent to the filing of the form of this opinion as an exhibit to the Registration Statement filed in connection with the merger.

                                       Very truly yours,

                                       DINSMORE & SHOHL

                                       By:
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